EXHIBIT 99.1
NEWS BULLETIN      RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027      (954) 433-3900
CLAIRE’S STORES, INC. REPORTS NOVEMBER
COMPARABLE STORE SALES INCREASE FIVE PERCENT
PEMBROKE PINES, FL., December 1, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended November 26, 2005 comparable store sales rose five percent, in contrast to the four-week period ended November 27, 2004, when comparable store sales rose three percent. Total sales during the four-week period ended November 26, 2005 increased four percent to $101,433,000 compared with $97,325,000 for the comparable four-week period last year.
Comparable store sales results for November 2005 compared to November 2004 were as follows:
•	Claire’s North America: positive mid single digits
•	Claire’s International: positive low single digits
•	Icing by Claire’s: positive high single digits
Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange, with November 2005 revenues reflecting the strengthening of the U.S. dollar compared to November 2004.
Co-Chairman and Co-CEO Bonnie Schaefer stated that, “Our international division reported another month of positive comparable store sales, although the gain was smaller than in previous months. Our business in November was impacted by a number of external factors. Curfews and widespread transit strikes throughout France caused store transactions and sales to come in below expectations. In the U.K. we are focusing intently on maximizing the value of each transaction to overcome the sluggish retail environment. Internally, we are continuing to realign our inventories to capitalize on the jewelry trend and to refine the allocation of merchandise between our North American selection versus local buys. We believe that our Fiscal 2006 winter and holiday assortment reflects real improvement over this time last year.”
Co-Chairman and Co-CEO Marla Schaefer stated that, “We are pleased to note that even with all of the uncertainty surrounding traffic patterns in the month of November our consolidated comparable store sales for the month are at the high end of our fourth quarter guidance. Our Claire’s North American stores significantly outperformed last year’s results and Icing by Claire’s stores delivered high single digit gains on top of last year’s low double digit comparable store sales growth. We are, however, anticipating that even more so than last year, our shoppers will wait until late in December to complete their Christmas shopping.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
	FY 2006	FY 2005	CHANGE	CHANGE
REPORTING PERIOD
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
pril	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
July	$105,838	$99,227	7%	7%
August	$110,717	$98,990	12%	10%
September	$116,366	$105,884	10%	8%
October	$100,351	$91,828	9%	8%
November	$101,433	$97,325	4%	5%
Year-to-Date	$1,056,427	$980,841	8%	6%
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of November 26, 2005, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 170 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 81 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.
Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com